DHI Group, Inc. Reports Second Quarter 2015 Results
Plans Sale of Slashdot Media

•	Revenues totaled $65.8 million in the second quarter, an increase of 1% year-over-year in constant currency

•	Adjusted EBITDA in the second quarter totaled $19.1 million

•	Net income for the second quarter totaled $5.7 million, resulting in diluted earnings per share of $0.11

•	Cash flows from operations totaled $17.9 million for the second quarter and $37.0 million for the first six months of 2015, an increase of 11% year-over-year

•	Continued success of Open Web, with Dice’s Open Web annual customer count increasing 39% from year-end 2014

New York, New York, July 28, 2015 - DHI Group, Inc. (NYSE: DHX) (the “Company”), a leading provider of specialized websites and services for professional communities, today reported financial results for the quarter ended June 30, 2015. The Company also announced that it plans to sell the Slashdot Media business.
“We made further progress on several of our strategic initiatives during the second quarter,” said Michael Durney, President and Chief Executive Officer. “Most notably, we expanded our market opportunity in healthcare through the launch of SHIFT, and expanded our Dice service into the UK and Continental Europe through the rebranding of The IT Job Board to Dice. In addition, we generated significant growth in all three brands (Health eCareers, Hcareers and BioSpace) acquired in the 2013 onTargetjobs acquisition.”
Revenues for the quarter ended June 30, 2015 totaled $65.8 million, a decrease of 1% from $66.5 million in the comparable quarter of 2014. Excluding the $1.3 million negative impact of currency translation, revenues increased 1% year-over-year.
The Company’s net income for the quarter ended June 30, 2015 totaled $5.7 million, resulting in diluted earnings per share of $0.11.
Net cash provided by operating activities totaled $17.9 million for the quarter ended June 30, 2015.
Adjusted EBITDA for the quarter ended June 30, 2015 totaled $19.1 million, or 29% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Operating Segment Results
For the quarter ended June 30, 2015, Tech & Clearance segment revenues increased 4% year-over-year to $34.7 million, or 53% of consolidated revenues, with growth in most of the segment brands. ClearanceJobs, while only accounting for 4% of our overall revenues, achieved year-over-year growth of 22% driven by favorable market conditions in the government sector, as well as the ClearanceJobs product launch of Pay Per View job postings. The IT Job Board (now known as Dice Europe) revenues increased 20% year-over-year.
Finance segment revenues for the second quarter of 2015 decreased $0.3 million or 3% year-over-year to $8.9 million, with currency translation negatively impacting revenues by $0.7 million. On a constant currency basis, revenues increased 5% year-over-year.
The Energy segment revenues decreased 32% year-over-year to $5.7 million in the quarter ended June 30, 2015. During the second quarter, the Energy business continued to see the negative impact on recruitment and advertising activity from the poor overall market in oil and gas.

For the quarter ended June 30, 2015, the Healthcare segment revenues increased $1.2 million or 18% year-over-year to $7.8 million. The increase primarily reflects an increase in usage of our services at both Health eCareers and BioSpace.

Hospitality segment revenues for the second quarter of 2015 were $4.3 million, an increase of $0.9 million or 25% year-over-year. The increase reflects increased usage by customers and the impact of the fair value adjustment for deferred revenue in 2014 ($0.3 million).

Corporate & Other segment revenues decreased 22% to $4.3 million for the quarter ended June 30, 2015, primarily reflecting a decline in certain revenue streams at Slashdot Media.

“We delivered improved financial performance in a number of our core businesses during the second quarter. This helped to offset, in part, continued headwinds from the dramatic decline in oil prices on our Energy segment and currency, demonstrating the strength of our consistent, subscription-based business model and diversified portfolio of brands,” said John Roberts, Chief Financial Officer.
Six Month Operating Results
Revenues for the six months ended June 30, 2015 totaled $129.6 million, an increase of 2% from $127.2 million in the comparable period of 2014. On a constant currency basis, revenues increased 5% year-over-year.

By segment, Tech & Clearance revenues increased 5% to $68.0 million for the six months ended June 30, 2015. In the same period, Finance segment revenues decreased by $0.5 million or 3% to $17.5 million from the six months ended June 30, 2014, with currency translation negatively impacting revenues by $1.4 million compared to the comparable 2014 period. Energy segment revenues decreased 16% to $12.1 million. Healthcare revenues increased 14% to $14.9 million and Hospitality revenues increased 30% to $8.3 million for the six months ended June 30, 2015. Corporate & Other revenues decreased 14% to $8.8 million.

Net income for the six months ended June 30, 2015 totaled $10.8 million, resulting in diluted earnings per share of $0.20.

Net cash provided by operating activities totaled $37.0 million for the six months ended June 30, 2015. Adjusted EBITDA for the six months ended June 30, 2015 totaled $36.7 million, or 28% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Planned Sale of Slashdot Media

The Company announced that it plans to sell the Slashdot and SourceForge businesses (together referred to as “Slashdot Media”) and has engaged KeyBanc Capital Markets Inc. to act as exclusive financial advisor to the Company in connection with such a transaction.

The Company acquired Slashdot Media in 2012 both to provide the Dice business with broader reach into Slashdot’s user community base and to extend the Dice business outside North America by engaging with SourceForge’s significant international technology user community.  The Company, however, has not successfully leveraged the Slashdot user base to further Dice’s digital recruitment business; and with the acquisition of The IT Job Board and success of Open Web, the anticipated value to the Company of the SourceForge traffic outside North America has not materialized.  The Company now plans to divest the business, as it does not fit within the Company’s strategic initiatives and believes the Slashdot Media business will have the opportunity to improve its financial performance under different ownership.

“While Slashdot Media has an established and solid position in the Open Source community with iconic brands and an incredibly loyal and passionate following of tech professionals, it is no longer a core strategic business for DHI. We believe Slashdot Media will have greater opportunity to capitalize on its brand equity and unique assets as part of a business that is focused primarily on media and software solutions and, at the same time, divestiture of the businesses will allow us to allocate resources to our core strategies,” said Michael Durney, President and Chief Executive Officer.

The Slashdot Media business has been classified as “held for sale.” As such, the assets of Slashdot Media are shown on the Condensed Consolidated Balance Sheets under the heading of “Assets Held for Sale” and the liabilities are shown under “Liabilities Held for Sale.” Operating results are included in the Corporate & Other segment in Segment Information. Given the planned sale of Slashdot Media, we believe it is an important measure of our performance to present our financial results excluding Slashdot Media operations. For a reconciliation of our financial results for the three and six month periods ended June 30, 2015 and 2014 excluding Slashdot Media, see “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Balance Sheet
Deferred revenue at June 30, 2015 was $88.1 million, including $1.7 million of Slashdot Media deferred revenue classified as held for sale as of June 30, 2015, compared to $85.7 million at June 30, 2014 and $86.4 million at December 31, 2014. The $2.4 million or 3% year-over-year increase was primarily driven by our Tech & Clearance segment, which grew 6%, as well as the Finance segment, partially offset by a decrease in the Energy segment.
Net Debt, defined as total debt less cash and cash equivalents, was $71.6 million at June 30, 2015, consisting of total debt of $104.3 million minus cash and cash equivalents of $32.7 million. This compares to Net Debt of $83.7 million at December 31, 2014, consisting of total debt of $110.5 million minus cash and cash equivalents of $26.8 million.

During the second quarter of 2015, the Company purchased approximately 1.4 million shares of its common stock pursuant to its stock repurchase plan at an average cost of $8.48 per share, for a total cost of approximately $12.2 million.

Business Outlook

“In the first half of 2015, we made a lot of progress on our path of innovation, integration and evolution. As we look to the remainder of 2015, we are confident in our approach to strengthen our leadership position in each of our vertical markets,” said Michael Durney, President and CEO. “We will continue to deliver greater value for customers and professionals as we work to improve product performance and capabilities across all of our brands, while continuing our balanced approach to investing in future growth while returning cash to shareholders. At the same time, we are actively pursuing a number of new opportunities for growth. With increasing expertise in data and analytics and the rich insights we are able to provide, we are well-positioned to drive growth and create greater value for our shareholders longer-term.”
The Company is providing a current, point-in-time view of estimated financial performance for the quarter ending September 30, 2015 and the year ending December 31, 2015 based on its assessment as of July 28, 2015. The Company’s estimated financial performance for 2015 reflects investments in new growth initiatives, ongoing investments related to product development including Open Web and the anticipated negative impact of currency fluctuations compared to 2014. Additionally, the Company’s estimated financial performance for 2015 reflects the anticipated negative impact on its Energy segment from the reduction in recruitment and advertising activity resulting from the significant decline in oil prices. The Company’s estimated financial performance reflects the removal of the Slashdot Media business given the Company’s plan to divest of that business.

The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures” and for required reconciliations to the most comparable GAAP measures, see “Supplemental Information and Non-GAAP Reconciliations.”

Given the planned divestiture of Slashdot Media and our reporting of such business, we believe, in order to provide more meaningful estimates of our future financial performance, it is more appropriate to discuss our estimated future financial performance excluding Slashdot Media operations going forward. Please refer to the table below for a reconciliation of the full-year 2015 guidance for Revenues, Adjusted EBITDA and Net Income that was provided on April 29, 2015 to what the full-year 2015 guidance on those measures would have been had Slashdot Media been excluded.

Reconciliation of Prior Full-Year 2015 Estimate Excluding Slashdot Media
	Revenues	Adjusted EBITDA	Net Income

Full-year 2015 estimate provided April 29, 2015	$263 - $271 mm	$77 - $82 mm	$25 - $27 mm
Less: Slashdot Media estimate included in above	$18 - $20 mm	$5 - $6 mm	$3 - $4 mm
Full-year 2015 estimate, excluding Slashdot Media	$243 - $251 mm	$71 - $76 mm	$21 - $23 mm

A reconciliation of depreciation and amortization, non-cash stock compensation expense, interest expense, net and income taxes is not provided because the impact on consolidated business results is not significant.

Current Full-Year 2015 Business Outlook Excluding Slashdot Media

		Quarter ending September 30, 2015	Year ending December 31, 2015

Revenues excluding Slashdot Media *		$60.5 - $62.0 mm	$244.0 - $249.0 mm

Estimated Contribution by Segment
Tech & Clearance		57%	56%
Finance		15%	15%
Energy		8%	8%
Healthcare		12%	13%
Hospitality		7%	7%
Corporate & Other		1%	1%

Adjusted EBITDA		$17.0 - $18.0 mm	$71.0 - $75.0 mm

Depreciation and amortization		$5.5 mm	$23.0 mm
Non-cash stock compensation expense		$2.5 mm	$10.4 mm
Interest expense, net		$0.8 mm	$3.3 mm
Income taxes		$3.4 - $3.6 mm	$13.8 - $15.0 mm

Net income		$5.4 - $5.7 mm	$21.1 - $22.9 mm

Diluted earnings per share		$0.10 - $0.11	$0.40 - $0.43 mm

Diluted share count		53 million	53 million

* For the full-year 2015, the Company estimates Slashdot Media will generate $15.0-$16.0 million in revenues.

Conference Call Information

The Company will host a conference call to discuss second quarter results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael Durney, President and Chief Executive Officer, and John Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-866-777-2509 or for international callers by dialing 1-412-317-5413. Please ask to be joined to the DHI Group, Inc. call. A replay will be available one hour after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers; the replay passcode is 10069042. The replay will be available until August 4, 2015.

The call will also be webcast live from the Company’s website at www.dhigroupinc.com under the Investor Relations section.

Investor Contact

Jennifer Milan
Director, Investor Relations
DHI Group, Inc.
212-448-4181
ir@dhigroupinc.com

Media Contact

Courtney Chamberlain
Public Relations & Investor Relations Associate
DHI Group, Inc.
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.

DHI Group, Inc. (NYSE: DHX) (formerly known as Dice Holdings, Inc.) is a leading provider of specialized websites and services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality. Our mission is to empower professionals and organizations to compete and win through specialized insights and relevant connections. Employers and recruiters use our websites and services to source and hire the most qualified professionals in select and highly-skilled occupations, while professionals use our websites and services to find the best employment opportunities in and most timely news and information about their respective areas of expertise. For almost 25 years, we have built our company on providing employers and recruiters with efficient access to high-quality, unique professional communities and offering the professionals in those communities access to highly-relevant career opportunities, news, tools and information. Today, we serve multiple markets primarily located throughout North America, Europe and the Asia Pacific region.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), Adjusted EBITDA excluding Slashdot Media, free cash flow, Adjusted Revenues, Adjusted Revenues excluding Slashdot Media, Net Income excluding Slashdot Media, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Adjusted EBITDA Excluding Slashdot Media
Adjusted EBITDA excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA excluding Slashdot Media as a measure of our financial performance going forward. Adjusted EBITDA excluding Slashdot Media, represents Adjusted EBITDA defined above, less Slashdot Media EBITDA.
Adjusted Revenues
Adjusted Revenues is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues represents Revenues plus the add back of the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.
Adjusted Revenues Excluding Slashdot Media
Adjusted Revenues excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues excluding Slashdot Media represents Adjusted Revenues as defined above less Slashdot Media revenue. We consider Adjusted Revenues excluding Slashdot Media to be an important measure to evaluate our financial performance going forward.
Net Income Excluding Slashdot Media
Net Income excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Net Income excluding Slashdot Media is defined as Net Income less Slashdot Media Net Income. We consider Net Income excluding Slashdot Media to be an important measure of our financial performance going forward. Net Income excluding Slashdot Media presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents less total debt. Net Debt is defined as total debt less cash and cash equivalents. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.
Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contain forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investors page of our website at www.dhigroupinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (Dice Holdings, Inc. as of December 31, 2014), under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by applicable law.

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014

Revenues	$65,802	$66,544	$129,572	$127,234

Operating expenses:
Cost of revenues	9,865	9,531	19,490	18,385
Product development	7,055	6,364	14,144	12,767
Sales and marketing	20,527	20,268	41,205	39,286
General and administrative	11,829	10,009	23,101	21,371
Depreciation	2,254	2,896	4,457	5,717
Amortization of intangible assets	3,756	4,443	7,499	8,754
Change in acquisition related contingencies	—	45	—	90
Total operating expenses	55,286	53,556	109,896	106,370
Operating income	10,516	12,988	19,676	20,864
Interest expense	(833)	(1,055)	(1,641)	(1,948)
Other income (expense)	18	(129)	(9)	(137)
Income before income taxes	9,701	11,804	18,026	18,779
Income tax expense	4,023	4,596	7,256	7,176
Net income	$5,678	$7,208	$10,770	$11,603

Basic earnings per share	$0.11	$0.14	$0.21	$0.22
Diluted earnings per share	$0.11	$0.13	$0.20	$0.21

Weighted average basic shares outstanding	51,753	52,275	52,019	52,688
Weighted average diluted shares outstanding	52,965	54,190	53,427	54,774

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$5,678	$7,208	$10,770	$11,603
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,254	2,896	4,457	5,717
Amortization of intangible assets	3,756	4,443	7,499	8,754
Deferred income taxes	(1,242)	(1,233)	(1,828)	(2,685)
Amortization of deferred financing costs	105	93	209	185
Stock based compensation	2,577	1,801	5,080	4,147
Change in acquisition related contingencies	—	45	—	90
Change in accrual for unrecognized tax benefits	81	127	164	280
Changes in operating assets and liabilities:
Accounts receivable	2,502	5,338	4,829	1,195
Prepaid expenses and other assets	1,622	372	1,127	(2,172)
Accounts payable and accrued expenses	351	1,146	(3,813)	(4,616)
Income taxes receivable/payable	3,407	1,754	6,330	3,923
Deferred revenue	(3,398)	(2,659)	2,033	6,928
Other, net	176	14	132	16
Net cash flows from operating activities	17,869	21,345	36,989	33,365
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(277)	—	(27,001)
Purchases of fixed assets	(2,452)	(2,377)	(4,928)	(4,946)
Net cash flows from investing activities	(2,452)	(2,654)	(4,928)	(31,947)
Cash flows from financing activities:
Payments on long-term debt	(10,625)	(10,625)	(21,250)	(14,250)
Proceeds from long-term debt	10,000	6,000	15,000	12,000
Payments under stock repurchase plan	(12,663)	(11,675)	(21,379)	(18,547)
Payment of acquisition related contingencies	—	—	(3,829)	(824)
Proceeds from stock option exercises	1,852	806	5,139	3,320
Purchase of treasury stock related to vested restricted stock	(14)	(57)	(1,546)	(1,111)
Excess tax benefit over book expense from stock based compensation	1,045	438	1,421	635
Net cash flows from financing activities	(10,405)	(15,113)	(26,444)	(18,777)
Effect of exchange rate changes	(316)	(1,569)	267	(1,942)
Net change in cash and cash equivalents for the period	4,696	2,009	5,884	(19,301)
Cash and cash equivalents, beginning of period	27,965	18,041	26,777	39,351
Cash and cash equivalents, end of period	$32,661	$20,050	$32,661	$20,050

DHI GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	June 30, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$32,661	$26,777
Accounts receivable, net	40,098	49,048
Deferred income taxes—current	3,337	3,373
Income taxes receivable	1,115	3,973
Prepaid and other current assets	3,711	4,764
Assets held for sale	4,416	—
Total current assets	85,338	87,935
Fixed assets, net	16,001	16,066
Acquired intangible assets, net	73,075	81,345
Goodwill	239,185	239,256
Deferred financing costs, net	1,111	1,320
Deferred income taxes—non-current	306	399
Other assets	704	926
Total assets	$415,720	$427,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$20,766	$25,714
Deferred revenue	86,363	86,444
Current portion of acquisition related contingencies	—	3,883
Current portion of long-term debt	3,750	2,500
Deferred income taxes—current	—	3
Income taxes payable	4,661	1,205
Liabilities held for sale	2,704	—
Total current liabilities	118,244	119,749
Long-term debt	100,500	108,000
Deferred income taxes—non-current	13,618	15,478
Accrual for unrecognized tax benefits	3,556	3,392
Other long-term liabilities	2,931	2,830
Total liabilities	238,849	249,449
Total stockholders’ equity	176,871	177,798
Total liabilities and stockholders’ equity	$415,720	$427,247

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. Certain non-GAAP financial information and required reconciliations exclude Slashdot Media and are used as an important measure of our estimates of financial performance going forward. A statement of operations and statement of cash flows for the three and six month periods ended June 30, 2015 and 2014 and a balance sheet as of June 30, 2015 and December 31, 2014 are provided elsewhere in this press release.

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$34,680	$33,213	$68,004	$65,047
Finance	8,928	9,235	17,513	18,044
Energy	5,742	8,501	12,061	14,422
Healthcare	7,818	6,623	14,885	13,074
Hospitality	4,306	3,451	8,317	6,382
Corporate & Other (1)	4,328	5,521	8,792	10,265
	$65,802	$66,544	$129,572	$127,234

Add back fair value adjustment to deferred revenue
Tech & Clearance	$—	$83	$—	$262
Energy	—	331	—	457
Healthcare	—	273	—	686
Hospitality	—	339	—	863
	$—	$1,026	$—	$2,268
Adjusted Revenues by Segment
Tech & Clearance	$34,680	$33,296	$68,004	$65,309
Finance	8,928	9,235	17,513	18,044
Energy	5,742	8,832	12,061	14,879
Healthcare	7,818	6,896	14,885	13,760
Hospitality	4,306	3,790	8,317	7,245
Corporate & Other	4,328	5,521	8,792	10,265
	$65,802	$67,570	$129,572	$129,502

Dice Recruitment Package Customers
Beginning of period	7,800	8,000	7,800	8,100
End of period	7,750	8,000	7,750	8,000
Average for the period (2)	7,750	8,000	7,800	8,050

Dice Average Monthly Revenue per Recruitment Package Customer (3)	$1,084	$1,036	$1,080	$1,029

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,678	$7,208	$10,770	$11,603
Interest expense	833	1,055	1,641	1,948
Income tax expense	4,023	4,596	7,256	7,176
Depreciation	2,254	2,896	4,457	5,717
Amortization of intangible assets	3,756	4,443	7,499	8,754
Change in acquisition related contingencies	—	45	—	90
Non-cash stock compensation expense	2,577	1,801	5,080	4,147
Deferred revenue adjustment	—	1,026	—	2,268
Other	(18)	129	9	137
Adjusted EBITDA	$19,103	$23,199	$36,712	$41,840

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$17,869	$21,345	$36,989	$33,365
Interest expense	833	1,055	1,641	1,948
Amortization of deferred financing costs	(105)	(93)	(209)	(185)
Income tax expense	4,023	4,596	7,256	7,176
Deferred income taxes	1,242	1,233	1,828	2,685
Change in accrual for unrecognized tax benefits	(81)	(127)	(164)	(280)
Change in accounts receivable	(2,502)	(5,338)	(4,829)	(1,195)
Change in deferred revenue	3,398	2,659	(2,033)	(6,928)
Deferred revenue adjustment	—	1,026	—	2,268
Changes in working capital and other	(5,574)	(3,157)	(3,767)	2,986
Adjusted EBITDA	$19,103	$23,199	$36,712	$41,840

Adjusted EBITDA Margin (4)	29.0%	34.3%	28.3%	32.3%

Calculation of Free Cash Flow
Net cash provided by operating activities	$17,869	$21,345	$36,989	$33,365
Purchases of fixed assets	(2,452)	(2,377)	(4,928)	(4,946)
Free Cash Flow	$15,417	$18,968	$32,061	$28,419

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Adjusted Revenue	$65,802	$67,570	$129,572	$129,502
Less impact of Slashdot Media	3,875	4,667	7,667	8,758
Adjusted Revenue, excluding Slashdot Media	$61,927	$62,903	$121,905	$120,744

Net Income	$5,678	$7,208	$10,770	$11,603
Less impact of Slashdot Media	—	817	316	1,210
Net Income, excluding Slashdot Media	$5,678	$6,391	$10,454	$10,393

Adjusted EBITDA	$19,103	$23,199	$36,712	$41,840
Less impact of Slashdot Media	153	1,663	852	2,645
Adjusted EBITDA, excluding Slashdot Media	$18,950	$21,536	$35,860	$39,195

Adjusted EBITDA Margin, excluding Slashdot Media (5)	30.6%	34.2%	29.4%	32.5%

Segment Definitions:
Tech & Clearance: Dice, ClearanceJobs, Dice Europe (formerly known as The IT Job Board) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014 and integrated into the Rigzone platform in March 2015) and related career fairs
Healthcare: Health eCareers and BioSpace
Hospitality: Hcareers
Corporate & Other: Corporate related costs, Slashdot Media and WorkDigital

(1) The 2014 period reflects a reclassification of certain revenue from the Tech & Clearance segment to the Corporate & Other segment.
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.
(4) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(5) Adjusted EBITDA margin, excluding Slashdot Media, is computed as Adjusted EBITDA, excluding Slashdot Media, divided by Adjusted Revenues, excluding Slashdot Media.